Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Seritage Growth Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), Seritage Growth Properties, a Maryland real estate investment trust (“Seritage REIT” and together with the Operating Partnership, the “Company”), and Adam Metz (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”), effective as of July 1, 2026 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into that Employment Agreement, effective as of July 1, 2025, memorializing the terms of the Executive’s employment with the Company to serve as its Chief Executive Officer & President (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer (“CEO”) & President on the terms and conditions set forth herein;

WHEREAS, the Executive desires to continue to be employed by the Company as its CEO & President on the terms and conditions set forth herein; and

WHEREAS, the Parties have determined to execute and deliver this Agreement to supersede the Prior Agreement in its entirety, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

Section 1. Employment.

1.1. Position. During the Term (as defined below), the Executive will serve as CEO and President reporting to the Board of Trustees of Seritage REIT (the “Board”) and will have those duties and responsibilities as determined from time to time by the Board. In addition, during the Term, the Executive will be designated as, and will have the responsibilities of being, the Company’s principal executive officer for purposes of the Company’s reporting obligations with the Securities and Exchange Commission (the “SEC”) under applicable securities laws and regulations. The Executive will continue to serve as the chairman of the Board, unless and until the Board determines, in accordance with its polices and the Company’s corporate governance guidelines, to separate the roles of chairman of the Board and CEO, in which case, the Executive may be replaced as chairman of the Board but will continue to serve as a member of the Board in accordance with the Company’s bylaws.

1.2. Exclusivity. During the Term, the Executive will devote substantially all of the Executive’s business time and attention to the business and affairs of the Company, will faithfully serve the Company, and will conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 1.1 hereof; provided, however, that the Company acknowledges that the Executive will continue to provide services to, and be affiliated with, the entities identified in Exhibit A and consents to the Executive continuing to hold the positions referenced in Exhibit A at those entities. During the Term, the Executive will use the Executive’s best efforts to promote and serve the interests of the Company and will not engage in any other business activity, whether or not such activity will be engaged in for pecuniary profit, without the prior written consent of the Company; provided, that, the Executive may (a) serve as a non-executive director at the organizations listed in Exhibit A, (b) serve any civic, charitable, educational or professional organization, and (c) manage the Executive’s personal investments, in each case so long as any such activities (alone or in the aggregate) do not (X) violate the terms of this Agreement or (Y) materially interfere or conflict with the Executive’s duties and responsibilities to the Company.

1.3. Location; Travel. During the Term, the Executive’s position will be fully remote, and the Executive will not be required to relocate. Notwithstanding the foregoing, during the Term, the Executive agrees to travel as regularly as reasonably required by the Company in order to perform the Executive’s duties, which will include regular business travel as well as regular travel to the Company’s principal office (currently in New York, New York).

1.4. Term. This Agreement will remain in effect for the period beginning on the Effective Date and ending on December 31, 2026 (the “Initial Term”). The Company shall have the option, exercisable by written notice to the Executive no later than 30 days prior to the expiration of the Initial Term, to extend the Term for an additional six (6) months through June 30, 2027. The “Term” shall mean the Initial Term together with any extension thereof. If the Company does not exercise its extension option in accordance with this Section 1.4, this Agreement will expire on December 31, 2026. Notwithstanding the foregoing, this Agreement may be terminated at an earlier time pursuant to Section 3.

Section 2. Compensation.

2.1. Base Salary. During the Term, the Executive will receive cash compensation in an amount equal to $1,100,000 per annum, payable in accordance with the Company’s normal payroll practices.

2.2. Annual Bonus. For the 12-month period measured from the Effective Date (the “Performance Period”) and subject to Executive’s remaining an employee of the Company through the end of the Performance Period, or the consummation of a Change in Control, if earlier, the Executive will be eligible to receive an annual bonus (the “Annual Bonus”) with a target Annual Bonus opportunity of $1,300,000 (the “Target Bonus”). In the event the Company does not exercise its option to extend the Term pursuant to Section 1.4, (a) the Performance Period shall be prorated to equal the Initial Term, (b) the Target Bonus shall be prorated to reflect the six (6)-month duration of the Initial Term (i.e., 50% of the Target Bonus), and (c) the level of achievement against the performance goals shall be measured based on performance during such six (6)-month period. The actual Annual Bonus earned for the Performance Period will be determined by the Board, or an authorized committee thereof, based on (i) an evaluation of the level of achievement against the performance goals and other criteria set in accordance with this Section 2.2, and (ii) such other factors as deemed relevant by the Board, or an authorized committee thereof, with a payout range of 50% to 150% of the Target Bonus (or prorated portion thereof). Notwithstanding the foregoing, unless otherwise determined by the Board, or an authorized committee thereof, no bonus will be earned and paid if performance goals are determined not to have been met during the Performance Period. The Board, or an authorized committee thereof, will set the applicable performance goals and other criteria for the Performance

Period no later than 30 days following the Effective Date. The determination of whether the performance goals have been satisfied and the extent to which the Annual Bonus has been earned will be made within 30 days following the completion of the Performance Period, and payment of the Annual Bonus, if any, will be made to the Executive in cash, no later than 30 days following such determination date regardless of whether the Executive is employed as CEO on the date on which such bonus is paid. Notwithstanding the foregoing, in the event of a Change in Control of the Company during the Term, (x) the Board, or an authorized committee thereof, will have the discretion to determine the level of achievement against the performance goals as of the date of the Change in Control and amount of the Annual Bonus, if any, taking into account actual performance as of the date of the Change in Control and such other factors as deemed relevant, and (y) payment of such Annual Bonus, if any, will be made within 30 days of the closing of the Change in Control regardless of whether the Executive is employed as CEO on the date on which such bonus is paid. For purposes of this Agreement, a “Change in Control” means an event described in Treasury Regulation Section 1.409A-3(i)(5).

2.3. Fees for Service as a Trustee. During the Term, the Executive will not receive any cash retainers or committee fees for the Executive’s service as a member of the Board or any committee of the Board.

2.4. Expenses and Reimbursements. The Company will pay or reimburse the Executive for all customary expenses incurred by the Executive during the Term in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. In addition, during the Term, the Company will reimburse the Executive for (i) all reasonable expenses that the Executive incurs commuting to the Company’s principal office in compliance with Section 1.3 and (ii) the cost of any additional taxes the Executive incurs as a result of the reimbursements contemplated by clause (i); provided, that the Executive must submit appropriate vouchers or other proof of the Executive’s expenditures to the Company in November of each calendar year of the Term for any expenses the Executive incurred prior to such submission date.

2.5. Benefits; Company Policies. The Executive will be entitled to participate in all health, welfare, insurance, and retirement programs of the Company as are in effect from time to time and in which other senior executives of the Company participate, subject to meeting the eligibility requirements of such programs. Nothing contained herein should be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing notice to the Executive, and the Company’s right to do so is expressly reserved.

2.6. Vacation. During the Term, the Executive will be entitled to four weeks’ vacation per full plan year (prorated for partial years), to be used and carried over in accordance with the Company’s vacation policy.

Section 3. Termination of Employment Relationship.

3.1. Early Termination of Employment. The Company may terminate this Agreement and the Executive’s employment hereunder at any time during the Term upon written notice to the Executive for Cause, or in the event of the Executive’s death or Disability. The Executive may voluntarily terminate this Agreement and the Executive’s employment hereunder for any reason at any time during the Term upon not less than 30 days’ notice to the Company; provided, that, the Company may waive the Executive’s notice period in whole or in part in its sole discretion. For purposes of this Agreement, “Cause” means (i) a material breach by the Executive (other than a breach resulting from the Executive’s incapacity due to a Disability) of the Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on the Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied to the reasonable satisfaction of the Board within 60 days after receipt of written notice from the Company specifying such breach; (ii) the conviction of the Executive of a felony (other than vehicular-related); or (iii) any willful failure to comply with any written rules, regulations, policies or procedures of the Company (including nondiscrimination and sexual harassment policies), as amended from time to time, which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being remedied, is not remedied to the reasonable satisfaction of the Board within 60 days after receipt of written notice from the Company specifying such failure. For purposes of this Agreement, “Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether the Executive is a participant under such plan) or if no such plan exists, the Executive’s inability by reason of disability to perform the Executive’s duties for one hundred eighty (180) consecutive days.

3.2. Accrued Amounts. Upon termination of the Executive’s employment, for any reason, the Executive will not be eligible for any base salary, the Annual Bonus (except as expressly provided in Section 2.2), employee benefits, or severance pay or other severance benefits, other than payment of any (a) accrued but unpaid base salary as of the date the Executive’s employment ceases, (b) accrued but unused vacation days, to the extent provided under the Company’s vacation policy as in effect at the time of termination, and (c) any business expenses incurred prior to the date the Executive’s employment ceases, in accordance with Section 2.1, 2.4 and 2.6, respectively.

Section 4. Tax Matters.

4.1. Withholding. All sums payable to the Executive under this Agreement will be reduced by all federal, state, local and other withholding and similar taxes and payments as required by applicable law.

4.2. Section 409A.

(a) To the maximum extent permitted by law, this Agreement should be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to and not exempt from Section 409A of the Code, (i) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expense eligible for reimbursement or in kind benefits to be provided in any other calendar year, (ii) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses and (iii) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.3. Section 280G. To the extent that any of the payments to which the Executive is entitled to pursuant to this Agreement or other agreement between the Company and the Executive (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code, and but for this Section 4.3 would be subject to the excise tax imposed by Section 4999 of the Code, the Payments will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this and other agreements pertaining to the Payments, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 4.3 will be made in writing by the Company’s independent public accountants or other service provider qualified to prepare a Section 280G analysis as may be chosen in the Company’s discretion in consultation with the Executive (the “Accountants”), whose reasonable determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. The Executive and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.3. If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction will occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

Section 5. Executive’s Covenants.

5.1. Confidentiality. The Executive will not, during the Term or thereafter, and other than in the performance of the Executive’s duties and obligations during the Term or as required by law or legal process, and except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Confidential Information” (as defined below) until such time as the information becomes publicly known, other than as a result of its disclosure, directly or indirectly, by the Executive. The Executive understands that if the Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that the Executive will honor any and all legal obligations that the Executive has to that person or company with respect to proprietary information, and the Executive will refrain from any unauthorized use or disclosure of such information. For purposes of this Agreement, “Confidential Information” means trade secrets and non-public information which the Company designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by the Company, its long and short-term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of the Company that is not known generally to the public or in the industry.

5.2. Reservation of Rights. Nothing in this Agreement shall be construed to prevent or limit the Executive from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the SEC, the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Section 5.2 and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Further, nothing in this Agreement shall be construed to prevent the Executive from discussing the terms and conditions of the Executive’s employment to the extent such discussions are legally protected activity under the National Labor Relations Act, including the right to organize, form, join, or assist a union, or for mutual aid or protection, discussing or organizing on non-work time, discussing wages and working conditions with co-workers or a union, raising work-related conditions with the Company or a government agency, lawful strikes or picketing, wearing union paraphernalia except in special circumstances, or choosing not to engage in any of the aforementioned activities. This Agreement does not waive or release the Executive’s right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC.

5.3. Return of Property. All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if the Executive authored or created them. The Executive agrees to return all such documents and tangible property to the Company upon termination of the Executive’s employment or at such earlier time as the Company may request the Executive to do so; provided, however, that the Executive shall be permitted to retain the Executive’s electronic contact file.

5.4. Non-Disparagement. From and after the Effective Date, including following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages, or is otherwise derogatory to the Company, any of its subsidiaries or affiliates, or any of their employees, officers, trustees, directors, or equityholders. The Company hereby agrees not to authorize or direct any of its trustees, officers, or other employees who work with the Executive, from and after the Effective

Date and following termination of the Executive’s termination of employment with the Company, to make any statement on the Company’s behalf that is intended to become public, or that should reasonably be expected to become public, that criticizes, ridicules, disparages or is otherwise derogatory to the Executive; provided, that the foregoing will not prohibit or restrict the Company from (i) soliciting, or authorizing or directing trustees, officers, or employees to provide, periodic, ordinary-course reviews of the Executive’s performance, or (ii) authorizing or directing trustees, officers, or employees to respond truthfully to, or otherwise participate in, government inquiries, subpoenas, or other legal process involving the Company (including in any proceeding undertaken to enforce the Company’s rights (or to defend against any claim brought against the Company) under this Agreement or under any other agreement between the Company and the Executive).

5.5. Cooperation. The Executive agrees, without receiving additional compensation, to reasonably cooperate with the Company, both during and for the 24-month period immediately following the Term, with respect to matters that relate to the Executive’s period of employment which involved the Executive as to which the Executive has knowledge, in all investigations, potential litigation or litigation in which the Company is involved or may become involved other than any such investigations, potential litigation or litigation between the Company and the Executive. The Company will reimburse the Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation. The Executive’s cooperation shall not unreasonably interfere with the Executive’s employment, if any, after employment with the Company. In the event that the Executive’s cooperation is requested, the Company hereby acknowledges and reaffirms its obligations under all applicable trustees’ and officers’ liability insurance policies covering the Executive, as well as the Company’s obligations with respect to indemnification and advancement of expenses as set forth under Maryland law and the Company’s charter and bylaws as in effect from time to time.

Section 6. Miscellaneous.

6.1. Indemnification. The Executive will continue to be named as an insured on the trustee and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be entitled to indemnification and advancement of expense as provided in the Company’s bylaws.

6.2. Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement and its rights and obligations hereunder without the consent of the Executive to any of its affiliates or in the event that the Company hereafter affects a reorganization, consolidates with or merges into any other Person or entity, or transfers all or substantially all of its properties or assets to any other Person or entity; provided, that the applicable party agrees in writing to be bound hereby and to fully perform all the Company’s obligations hereunder.

6.3. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws. Venue shall take place in the exclusive jurisdiction of the federal and state courts in the State of New York. This Section 6.3 is intended to fix the location of potential litigation between the Parties and does not create any causes of action or waive any defenses or immunities to suit. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6.4. Amendment. This Agreement cannot be amended orally, or by course of conduct or dealing, but only by written agreement signed by the Parties.

6.5. Waiver. The failure of any Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party.

6.6. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, will be in writing and will be delivered personally or by an overnight courier service or by e-mail, to the Executive, at the address or email address the Executive has most recently provided to the Company in writing, and to the Chair of the Compensation Committee, on behalf of the Company, with a copy to the Company’s Chief Legal Officer, at the Company’s headquarters or in either case to the relevant e-mail address used for Company trustee communications. Notices will be deemed given when so delivered personally or by overnight courier, or, if e-mailed, when it can be verified that the e-mail was received.

6.7. Severability. Whenever possible, each provision or portion of any provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent that such court or arbitrator deems reasonable or valid.

6.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

6.9. Entire Agreement. This Agreement, including Exhibit A, sets forth the entire agreement between the Executive and the Company relating to the Executive’s service as CEO, and supersedes all prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter hereof (including the Prior Agreement). No representation, promise or inducement has been made by any Party that is not embodied in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise or inducement not set forth in this Agreement. While the point should be obvious, the Executive will continue to be bound by all fiduciary obligations and other obligations imposed by law on the Company’s trustees and officers.

6.10. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

6.11. General Interpretive Principles. The name assigned to this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates stated below, effective as of the date first written above.

SERITAGE GROWTH PROPERTIES, L.P.

By:	/s/ Matthew Fernand

Matthew Fernand
Chief Legal Officer and Corporate Secretary

Date:	7/1/2026

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand

Matthew Fernand
Chief Legal Officer and Corporate Secretary

Date:	7/1/2026

EXECUTIVE

/s/ Adam Metz
Adam Metz

Date:	7/1/2026

Exhibit A

Affiliated Entities

The Executive serves as a non-executive director at the following organizations:

1.	Hammerson plc, a United Kingdom-based real estate investment trust

2.	Morgan Stanley Direct Lending Fund, a publicly traded business development company

3.	SL Investment Corp

4.	T Series Middle Market Loan Fund LLC

5.	North Haven Private Income Fund LLC

6.	North Haven Private Income Fund A LLC

7.	LGAM Private Credit Fund LLC